EXHIBIT 10
                      EMPLOYMENT AGREEMENT

          THIS AGREEMENT, dated March 31, 1998, is by and between Dain Rauscher Incorporated, a Minnesota corporation (the
"Company"), and Kenneth J. Wessels, an individual resident of the State of Minnesota ("Executive").

          WHEREAS, Executive has heretofore been employed as a senior executive officer of Wessels, Arnold & Henderson Group, L.L.C., a Delaware limited liability company ("WAHG"), and Wessels, Arnold & Henderson, L.L.C., a Delaware limited liability company ("WAH" and, together with "WAHG", the "Wessels Group"), has been a managing director of WAHG and WAH and is knowledgeable about and experienced in the management and affairs of the Wessels Group;

          WHEREAS, the Company has agreed to acquire the Wessels Group pursuant to an Agreement and Plan of Merger dated February 8, 1998 (the "Merger Agreement"), by and among the Wessels Group, the Company and Dain Rauscher Corporation, a Delaware corporation and sole stockholder of the Company ("Parent"), which provides for the merger of the Wessels Group with an acquisition subsidiary of the Company (the "Merger");

          WHEREAS, Executive is also an owner of the Wessels
Group who intends to sell his interests in the Wessels Group in the Merger;

          WHEREAS, Parent and the Company have conditioned the consummation of the Merger on, among other things, the effectiveness of this Agreement; and

          WHEREAS, the Company desires to retain the services of Executive subsequent to the consummation of the Merger, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the respective covenants and commitments of the Company and Executive set forth below, and as an inducement to Parent and the Company to consummate the Merger, Executive hereby agrees as follows:

     1.   Employment.  The Company hereby agrees to employ
Executive, and Executive hereby accepts such employment and agrees to perform services for the Company on and after the Effective Date of the Merger, upon the other terms and conditions set forth in this Agreement.

     2. Term. Unless otherwise determined in accordance with the provisions of this Agreement, the term of Executive's employment hereunder shall commence on the date of the occurrence of, and as of the time immediately after, the consummation of the Merger (the "Effective Date"), and shall extend for a continuous period ending on December 31, 1999. Such period shall be extended automatically for one additional year unless either party delivers written notice to the other party on or before October 31, 1999 of such notifying party's determination not to continue Executive's employment hereunder. The term of Executive's employment hereunder is referred to herein as the "Term."

     3.   Position and Duties.

          3.01 Service with the Company. During the term, Executive shall have the title of Senior Executive Vice President of the Company, or an equivalent title to that held by the most senior officers responsible for managing the Private Client Group and the Fixed Income Group of the Company. In such capacity, Executive shall manage the Company's Equity Capital Markets Group. During the Term, Executive shall report directly to the Chairman and Chief Executive Officer of the Company or, if one is named, the President and Chief Operating Officer of the Company.

          In addition, during the Term, Executive shall also have the title of Senior Executive Vice President of Parent.

          3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the Term. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Term, he will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair his ability to perform his duties hereunder.

          3.03 Board Seat. During the Term, the Company shall appoint Executive to be a member of the Company's Board of Directors. During the Term, Parent agrees to vote its shares of the Company's common stock in favor of Executive's election to the Board of Directors of the Company, and to nominate or cause the appointment of Executive for election to the Board of Directors of Parent and use its best efforts to solicit and obtain such election or appointment.

     4.   Compensation.

          4.01 Base Salary. Subject to the terms and conditions of this Agreement, as base compensation for all services to be rendered by Executive under this Agreement during the Term, the Company shall pay Executive an annualized base salary of no less than $300,000 (the "Base Salary"), payable in accordance with the Company payroll policy as in effect from time to time (currently on a twice-per-month installment basis).

          4.02 Incentive Compensation. In addition to the Guarantee (as defined in Section 4.03 hereof), and also subject to the terms and conditions of this Agreement, the Company shall pay Executive an annual incentive bonus during the Term in accordance with the terms set forth in Exhibit A hereto (the "Formula Bonus").

          4.03 Guaranteed Cash Compensation; Mandatory Deferral. During each full calendar year of the Term (and for the 9-month period ending December 31, 1998), Executive's total cash compensation, exclusive of the Formula Bonus, shall not be less than $1,500,000 on an annualized basis (the "Guarantee"). Executive shall annually defer 30% of such compensation, exclusive of the Formula Bonus, into Parent's Executive Deferred Compensation Plan.

          4.04 Stock Options. Upon commencement of the Term, Parent shall issue to Executive, pursuant to a Stock Option Agreement in the form attached as Exhibit B hereto, non-qualified options to acquire 24,000 shares of Parent's Common Stock under Parent's 1996 Stock Incentive Plan. The exercise price for the options shall be equal to $58.875 per share. The vesting schedule for such options shall be: 20% on the second anniversary of the Effective Date, an additional 30% on the third anniversary and the remaining 50% on the fourth anniversary, but shall accelerate upon: (a)a "Change-in-Control" of Parent, as defined in the Stock Option Agreement, (b)termination of Executive's employment by the Company other than For Cause or (c) termination of Executive's employment by Executive for Good Reason.

          4.05 Savings and Retirement Plans. During the Term, Executive shall be eligible to participate in all savings and retirement plans of Parent or the Company, to the extent applicable generally to other senior executives of the Company. For purposes of all such plans, the Company shall credit Executive with full credit for all service credited under the Wessels Group's 401(k) plan for purposes of eligibility to participate and receive benefits and vesting but not for benefit accruals in any Company retirement plan.

          4.06 Welfare and Other Benefit Plans. During the Term, Executive and/or Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare, fringe, vacation and other similar benefit plans and programs provided by Parent or the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs and perquisites) to the extent applicable generally to other senior executives of Parent or the Company; provided that the Company shall waive all pre-existing condition limitations under any health plans to be waived with respect to Executive and/or Executive's family. For purposes of all such plans, Parent shall credit Executive with full credit for all service credited under the corresponding benefit plans of WAH for purposes of eligibility to participate and receive benefits and for vesting but not for purposes of benefit accruals.

          4.07 Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies of the Company.

     5. Confidential Information. Except as expressly permitted or directed by the Company, during the term of this Agreement or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than for the benefit of and in the course of conducting the business of the Company) any confidential or proprietary knowledge or information of the Company or of any affiliate of the Company, including the Wessels Group and the Company's other subsidiaries and Parent, and its other direct and indirect subsidiaries (collectively, the "Company Affiliates"), which Executive has acquired or become acquainted with prior to the term of this Agreement while working for the Wessels Group or will acquire or become acquainted with during the term of this Agreement, whether or not during regular working hours, in each case, whether developed by himself or by others ("Confidential Information"). Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and of the respective Company Affiliates and represents a substantial investment of time and expense by the Wessels Group, the Company (through its acquisition of the Wessels Group in the Merger and otherwise) and by the respective Company Affiliates and that any disclosure or other use of Confidential Information other than for the sole benefit of the Company or of any Company Affiliate would be wrongful and would cause irreparable harm to the Company or such Company Affiliate. The foregoing obligations of confidentiality shall not apply to any Confidential Information which (x) is at the time acquired by Executive, or thereafter becomes, a part of the public domain other than through the act or omission of Executive, (y) is lawfully provided to a third party without any obligation of confidentiality by the Company or any Company Affiliate or any employee of the Company or any Company Affiliate in the ordinary course of conducting the business of the Company or such Company Affiliate or (z) is required by law or by the order of any court, governmental agency or self-regulatory organization having jurisdiction over the matter to be disclosed.

     6. Noncompetition and Nonsolicitation Covenants. As a significant inducement to the Company to enter into this Agreement and provide the benefits to Executive hereunder, and as a significant inducement to the Company to cause the Merger to occur, both of which, Executive acknowledges, provide considerable benefits to Executive, Executive agrees to the terms of this Article 6, which terms Executive acknowledges and agrees are reasonable and appropriate under the circumstances.

          6.01 Noncompetition. During the period of Executive's employment with the Company hereunder and for a period of two years thereafter, Executive shall not, directly or indirectly, compete with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the equity capital markets underwriting, sales, trading, financial advisory or merger and acquisitions advisory businesses engaged in by the Company or any Company Affiliate during the term of this Agreement (the "Covered Business"), except as an employee of the Company, within the United States. This Section 6.01 shall no longer apply after the Executive is terminated for Cause or terminates for Good Reason.

          6.02 Nonsolicitation of Employees. During the period of Executive's employment with the Company hereunder and for a period of two years thereafter, Executive shall not, directly or indirectly, (a) induce or attempt to induce any employee of the Company or of any Company Affiliate to leave the employ of the Company or such Company Affiliate, respectively, or in any way interfere adversely with the relationship between any such employee and the Company or such Company Affiliate, or (b) induce or attempt to induce any employee of the Company or of any Company Affiliate to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company or of any Company Affiliate to any third person, firm or corporation.

          6.03 Nonsolicitation of Customers.    During the period
of Executive's employment with the Company hereunder and for a period of two years thereafter, Executive shall not, directly or indirectly, induce or attempt to induce any customer of the Equity Capital Markets Group to reduce or cease doing business with the Company.

          6.04 Indirect Competition and Solicitation. During the term of this Agreement and the period covered by Sections 6.01,
6.02 and 6.03 hereof, Executive shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Sections 6.01, 6.02 and/or 6.03 if such activity were carried out by Executive, either directly or indirectly.

          6.05 Limitation on Covenant. Notwithstanding the foregoing Sections 6.01 and 6.04 hereof, ownership by Executive, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Article 6.

     7.   Termination of Employment.

          7.01 Death/Disability. Executive's employment shall terminate automatically upon Executive's death during the Term. If the Company determines in good faith that Executive has become Disabled (which term shall have the meaning given to it in Parent's Long-Term Disability Plan), the Company may give written notice to Executive in accordance with Section 8.02 hereof of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after delivery of such notice by Executive; provided that, if Executive shall have returned to full-time performance of Executive's duties within such 30-day period, Executive's employment shall not be so terminated.

          7.02 For Cause. The Company may terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean: (i) gross dereliction of his duties hereunder, or (ii) engaging in any other willful misconduct (including dishonesty or disloyalty to the Company) that is materially injurious to the business, reputation, regulatory status or customer or employee relations of the Company, the Company's Equity Capital Markets Group or any Company Affiliate, or (iii) material breach by Executive of this Agreement which breach has not been cured within 30 days after written notice of such breach has been delivered by the Company, or (iv) conviction of any felony or gross misdemeanor involving moral turpitude or fraud. No act or omission will be deemed willful if it was taken in good faith or after consultation with or at the direction of an officer to whom Executive reports.

          Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors of the Company called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board of Directors of the Company), finding that in the good faith opinion of the Board of Directors of the Company, the Executive had engaged in the conduct set forth in clause (i), (ii), (iii) or (iv) of this Section 7.02 and specifying the particulars thereof.

          7.03 For Good Reason. Executive may voluntarily terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a material breach by Parent or the Company of this Agreement, which breach has not been cured within 30 days after written notice of the breach has been delivered by Executive or (ii) requiring Executive to work in a location more than 50 miles from downtown Minneapolis.

          7.04 Effects of Employment Termination.

          (a) Death or Disability. The Company shall pay (within 30 days of death or disability) to Executive or his duly appointed and acting personal representative, executor or administrator, as the case may be, as the sole and exclusive obligation to Executive: (i) all of Executive's accrued but unpaid Base Salary, plus (ii) an amount such that Executive would receive, in total, a percentage of the Guarantee equal to the proportion of the calendar year covered by his employment prior to the termination date and (iii) the value of any accrued, vested benefits under applicable benefit plans in which he then participates.

          (b)  For Cause; Voluntary Termination Without Good
Reason.    The Company shall pay to Executive, as the sole and
exclusive obligation to Executive, all of Executive's accrued but unpaid Base Salary and the value of any accrued, vested benefits under applicable benefit plans in which he then participates.

          (c)  For Good Reason.   The Company shall pay to
Executive, as the sole and exclusive obligation to Executive, the Guarantee applicable to each year, or portion thereof, between the termination date and December 31, 2000.

          (d) Termination Without Cause. The Company shall pay to Executive the Guarantee applicable to each year, or portion thereof, between the termination date and December 31, 2000.

          7.05 Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8.02 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

          7.06 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, computer software, reports, data, tables or calculations or copies thereof, which are the property of the Company or any Company Affiliate or which relate in any way to the business, products, practices or techniques of the Company or any Company Affiliate, and all other property, trade secrets and other Confidential Information of the Company or any Company Affiliate, including, but not limited to, all Confidential Documents, which in any of these cases are in his possession or under his control.

     8.   Miscellaneous.

          8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

          8.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to Executive:

c/o The Wessels Group
601 Second Avenue South
Minneapolis, MN  55402-4314
Facsimile:  612/373-6159

If to the Company:

Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN  55402-4422
Facsimile:  612/371-7755
Attention:  Chief Executive Officer
  and
Attention:  General Counsel


          8.03 Negotiated Agreement. The parties agree that this Agreement is the result of negotiations between the parties, with the benefit of counsel, and that the language of this Agreement shall not be construed for or against any particular party.

          8.04 Prior Agreements. This Agreement (including others specifically mentioned herein) contains the entire agreement of the parties relating to the employment of Executive by the Company and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

          8.05 Withholding Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any payments made pursuant to this Agreement or otherwise as a result of Executive's employment with the Company, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Executive.

          8.06 Termination, Amendment or Modification of
Agreement. This Agreement may be terminated, extended amended or otherwise modified only by written agreement duly executed by each of the Company and Executive.

          8.07 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          8.08 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets; provided that such corporation, firm or other business entity shall assume in writing the Company's obligations hereunder (any failure to do so constituting a material breach by the Company of the terms hereof). After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 8.08. This Agreement shall be binding upon Executive's heirs and representatives.

          8.09 Arbitration. Executive and the Company agree that, except with respect to any action for injunctive relief pursuant to the provisions of Section 8.10 hereof, all other disputes relating to, or arising out of, this Agreement, the termination of this Agreement, Executive's employment with the Company or the termination of Executive's employment shall be submitted to arbitration before the New York Stock Exchange, Inc. ("NYSE") in accordance with the applicable provisions of the Constitution and the rules of the Board of Directors of the NYSE, as the sole and exclusive remedy for resolving such controversies. Executive and the Company agree that the decision of the arbitrator shall be final and binding and that a judgment may be entered on such arbitration award in any court of competent jurisdiction.

          8.10 Injunctive Relief. Executive agrees that any breach of the provisions of this Agreement, including without limitation the provisions of Articles 5 and 6, would cause irreparable harm to the Company for which the Company could not be fully compensated by money damages. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages and without the necessity of posting any bond in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

          8.11 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any time period or geographic area referred to in Article 6 of this Agreement shall be determined by any court or arbitration panel having jurisdiction over any dispute between the Company and Executive arising hereunder or otherwise in connection with Executive's employment by the Company (including any termination of such employment by either the Company or Executive) to be unreasonable, such time period or geographic region shall be changed to the maximum amount of time or largest geographic area that such court or arbitration panel determines is reasonable under all of the facts and circumstances.

          8.12 Attorneys' Fees. If either party to this Agreement seeks arbitration or brings an action (under either
Section 8.08 or 8.09 hereof) based upon this Agreement, the Company shall pay all costs and expenses in connection with such proceeding, including its reasonable attorneys' fees and the costs of arbitration of the Executive, unless the Executive has commenced a frivolous action.

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                               "EXECUTIVE"

                                Kenneth J. Wessels
                                ------------------
                                Kenneth J. Wessels


                               DAIN RAUSCHER INCORPORATED

                                    Irving Weiser
                               By -----------------------
                                    Irving Weiser
                                    Chairman and Chief Executive Officer


Accepted and agreed this        day
of March, 1998, for purposes only
of Sections 3.03 and 4.04 hereof:

DAIN RAUSCHER CORPORATION

     Irving Weiser
By ----------------------
     Irving Wesier
     Chairman and Chief Executive Officer

                            EXHIBIT A

                    Formula Bonus Opportunity


1. Executive will be eligible to earn a bonus tied to the performance of the Company's post-Merger Equity Capital Markets Group (using a compound annual growth rate revenue target of 18%, and a fully allocated profit margin target of 18%), as described in the following example:

                    Total      Net Percentage
                 Percentage   Points in Excess   Bonus Amount     Formula
 CAGR   Margin     Points        of 36% X 10         Base       Bonus Paid
 ----   ------   ----------   ----------------   ------------   ----------
  18%    18%         36%            -0-           $1,500,000        -0-
  30%    16%         46%            100%          $1,500,000    $1,500,000
  23%    23%         46%            100%          $1,500,000    $1,500,000
  28%    23%         51%            150%          $1,500,000    $2,250,000


2.   "CAGR" means compound annual growth rate.

3. "Margin" means fully allocated operating margins before the Merger transaction costs, cost of capital and goodwill amortization.

4. The Margin must equal or exceed 12% for a given period in order for the formula to apply. If the Margin is less than 12%, Executive's bonus will be at the discretion of the Company's Board of Directors.

5. The performance bonus amount determined by the above formula may be increased or decreased by 20% based upon previously agreed objectives.

6.   1998 base revenue:  $148 million.

7.   1998 bonus amount base:   $1.125 million.